Exhibit D.3

As of July 2015
ICE TRADE VAULT, LLC
BOARD OF DIRECTORS GOVERNANCE PRINCIPLES

1. INTRODUCTION
The Board of Directors (the "Board") of ICE Trade Vault, LLC (the "Company") formulates or approves policy and oversees and directs the overall management of the Company's business by its officers. The purpose of these Governance Principles is to promote the functioning of the Board and set forth certain general principles and policies by which the Board will manage its affairs.

2. COMPOSITION OF THE BOARD
The Board will consist of such number of directors as set by resolution of the Board pursuant to the Company's operating agreement. At least one of the directors shall be a "Public Director" as defined in the regulations of the Commodity Futures Trading Commission ("CFTC Regulations") adopted under the Commodity Exchange Act, as amended (the "Act").

Unless waived by affirmative action of the Board, no person shall be eligible to serve as a director of the Company past the age of seventy-five (75). No director may have a statutory disqualification under Section 8a(2) of the Act or have a history of disciplinary offenses as defined in CFTC Regulation 1.63(a)(6) or have a statutory disqualification under Section 3(a)(39) of the Securities Exchange Act of 1934.

3. ELECTION OF DIRECTORS
In accordance with the Company's operating agreement, the directors will be elected by Intercontinental Exchange Holdings, Inc. ("ICE Holdings" or "Member"), the sole member of the Company. Each director is designated as a "manager" of the Company within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq. A director shall remain in office until removed by a written instrument signed by the Member (and, for purposes of clarification, the Member may remove and replace any director, with or without cause, at any time in its sole discretion) or until such director resigns in a written instrument delivered to the Member (and, for purposes of clarification, a director may resign, with or without cause, at any time in its sole discretion) or such director dies or is unable to serve. In the event of any such vacancy, the Member may fill the vacancy.

In accordance with Rule 13n-4(c)(2) of the Securities Exchange Act of 1934, ICE Trade Vault provides participants with the opportunity to participate in the process for nominating the ICE Trade Vault Independent Director and the right to petition for alternative candidates. On an annual basis, ICE Trade Vault permits participants to provide input on the Independent Director's performance. ICE Trade Vault will do so by emailing to participants a notice that ICE Trade Vault periodically reviews the performance of its Independent Director. The notice will solicit input from participants who wish to provide input, including recommendations for an alternative candidate to serve as the Independent Director, on the Independent Director's performance. The notice will provide a date by which such input must be submitted to ICE Trade Vault. ICE Trade Vault will transmit to ICE Holdings comments that participants submit to ICE Trade Vault. ICE Holdings will review such comments in connection with ICE Holdings decision to retain the current Independent Director or appoint a new Independent Director to ICE Trade Vault's board of directors.

At all times, the Member will incorporate an "Independent Perspective" into its nominations process. An Independent Perspective is defined by the Act as "a viewpoint that is impartial regarding competitive, commercial, or industry concerns and contemplates the effect of a decision on all constituencies involved."

4. ROLE, AUTHORITY, DUTIES AND RESPONSIBILITIES
The business and affairs of the Company shall be managed by or under the direction of the Board in accordance with Delaware law.  In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of the Company.  The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board's business. The Board, which is appointed by the Member, is the ultimate decision-making body of the Company. The Board selects the senior management team, which is charged with the day-to-day conduct of the Company's business.

In fulfilling its obligations, the Board shall have the right, authority, duty and responsibility to:
(a) Adequately consider an Independent Perspective in its decision-making process;
(b) Determine the Company's strategy;
(c) Review and approve long-range plans;
(d) Review and approve the Company's annual operating and capital budgets;
(e) Monitor the Company's performance against its long-range plans and budgets and the financial and operating results of the Company;
(f) Approve significant transactions and amendments to material contracts of the Company and its affiliates;
(g) Monitor actions relating to the evaluation of the performance of the President and such other officers as needed, and take appropriate action, including removal, when warranted;
(h) Review compensation and succession plans;
(i) Review and monitor actions related to the adoption of policies relating to the integrity of the Company's financial statements and the accounting, reporting and financial practices of the Company;
(j) Review the Member's recommendation for the selection of the independent public accountants;
(k) Consider non-binding committee recommendations, in the event that the Board establishes one or more committees; and
(l) Monitor actions regarding the Company's governance.

5. BOARD COMMITTEES
The Board has not established any standing Board committees.

The Board may create committees from time to time as it deems necessary. As permitted by the Company's operating agreement, any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that require it, but no such committee shall have such power or authority to adopt, amend or repeal any provision of the Company's limited liability company agreement. Each committee must have a charter approved by the Board. Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business.

Materials related to agenda items should be provided to the committee members in advance of the meeting to allow the members to prepare for discussion of the materials at the meeting.

6. FUNCTIONING OF THE BOARD
Regular Meetings
The Board will meet at least twice a year or at such other times as deemed appropriate. The Board may also have periodic meetings conducted by telephone to discuss other matters that may be appropriate and to take action as may be required. Additional sessions and special meetings may be held from time to time as appropriate.

Board Materials
The agenda for each regular meeting and Board materials related to the agenda items will generally be provided to directors at least five days in advance, or such other timeframe to allow directors to prepare for discussion of the materials at the meeting. All directors are free to suggest items for a Board agenda and to raise items for consideration at any meeting which are not on the agenda for that meeting.
Directors will also receive financial statements, press releases and other information designed to keep them informed about the Company and its business, performance and prospects.

Commitment and Attendance
Each director is expected to attend all meetings of the Board and of each Committee that the director is a member. The Board recognizes that occasionally meetings may need to be scheduled on short notice and that conflicts may arise from time to time that will prevent a director from attending a meeting scheduled on short notice.

Participation in Meetings
Each director should be sufficiently familiar with the business of the Company, including its financial statements, and the risks and competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company's business. Directors should also review the materials provided by management and advisors in advance of the meetings of the Board and its committees and should arrive prepared to discuss the issues presented.

Minutes
The Secretary of the Company or such other person appointed by the Board will prepare the minutes of each meeting of the Board and send them to all directors for review.

Access to Senior Management; Experts
Directors have complete access to the management of the Company and the Company's outside advisors, including counsel and auditors. Directors will use judgment to ensure that contact is not distracting to the business operation of the Company and that the President is advised, as appropriate, of any such contact. The Board may retain outside advisors, including counsel, to assist it in fulfilling its duties.

7. BOARD EVALUATION
The Board shall conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The Chief Compliance Officer will administer the evaluation process and prepare a report on the results thereof for consideration by the full Board.
It shall be the responsibility of the Chief Compliance Officer to review and evaluate, at least annually, the Board's compliance with applicable regulations and core principles.

8. DIRECTOR MATTERS
New Director Orientation
New directors will be provided an orientation to familiarize them with the Company and its operations and principles of governance.

Compensation
Employee directors will not receive compensation as directors. Non-employee directors will receive compensation as determined by the Member and reported to the Board.

9. TERM LIMITS
The Board does not believe it should establish term limits. The Board believes term limits cause the Board to lose the contribution of directors who have developed increased insight into the Company and its operations over time and, therefore, are in a position to provide better guidance to the Board as a whole due to their history and experience with the Company.